Exhibit 99.1

Contact:	Jeff Rosenthal
President & Chief Executive Officer
(205) 942-4292

HIBBETT ANNOUNCES PLANS TO BUILD NEW WHOLESALING AND LOGISTICS FACILITY IN ALABAMA

BIRMINGHAM, Ala. (July 9, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced plans to build, through a wholly owned subsidiary, a wholesaling and logistics facility in Alabaster, Alabama. Construction on the new 360,000-square-foot facility is expected to commence in Fall 2012 with the facility expected to be fully operational by Fall 2014.

Located on approximately 60 acres of land adjacent to Shelby County Airport and I-65, the new facility can be expanded up to 500,000 square feet.  When completed, it will replace the existing 180,000-square-foot facility that the Company currently leases in Birmingham.

Jeff Rosenthal, President & Chief Executive Officer, stated, “The current facility has supported our growth from 67 stores to 835 stores at the end of the first quarter. With the ability to expand up to 500,000 square feet, the new wholesaling and logistics facility will be capable of supporting in excess of 2,000 stores and will enable us to continue growing in small markets where we are needed by communities, consumers, landlords and vendors. ”

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding the expected operational date of the wholesaling facility, the number of stores the wholesaling facility can support and our continued growth.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2012 and the “MD&A” section in our Quarter Report on Form 10-Q filed on June 1, 2012.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-End of Exhibit 99.1-